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LCA-Vision Inc.
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On February 24, 2009, LCA-Vision Inc. sent the following letter to RiskMetrics Group Inc.

7840 Montgomery Road
Cincinnati, Ohio 45236

February 24, 2009

RiskMetrics Group Inc.
2099 Gaither Road
Rockville, MD 20850-4045

Re:	LCA-Vision Responds to Joffe Group Inaccuracies

We uncovered numerous inaccuracies, errors and differences in calculations in the Joffe Group presentation dated February 20, 2009 filed with the Securities and Exchange Commission.  We appreciate the opportunity to alert RiskMetrics to LCA-Vision’s support for and calculations behind just a few of these items.

•	Calculation of 2008 Adjusted EBITDA by the Joffe Group of $(7.1 million) (slide 6).
LCA-Vision calculated adjusted EBITDA for 2008 was $(1.3 million).  This number was calculated as follows:

(in thousands)
Pretax loss	$(9,258)
Minus deferred revenue	$(16,847)
Plus depreciation	$17,972
Plus investment loss	$1,524
Plus restructuring charges	$2,923
Plus impairment charge	$553
Plus stock-based compensation expense	$1,878
Adjusted EBITDA	$(1,255)

Regardless, cost savings implemented in 2008 will result in 2009 being adjusted EBITDA positive at the 2008 procedure volume level of 115,000.

•	Error in Market Share Data (slide 7):
Correct amounts are:

	Joffe Group Claims	Actual (from MarketScope)
Q107	14.1%	14.4%
Q207	12.7%	12.9%
Q307	14.0%	14.2%
Q407	14.5%	14.8%

Q108	11.9%	12.2%
Q208	10.4%	10.5%
Q308	10.3%	10.5%
Q408		11.9%

Due to the direct marketing approach and “catch and release” model, LCA-Vision has had a competitive advantage in times of strong consumer confidence, yet has been considerably less effective in times of a deteriorating macroeconomic environment.  Essentially, LCA-Vision has a “high-beta” business model, meaning industry trends – whether positive or negative – are exaggerated in LCA-Vision’s operating performance.  Note that in last recession, under the leadership of Stephen Joffe, market share shrank from 6.2% in the first quarter of 2001 to 3.8% in the fourth quarter of 2001.

LCA-Vision management has undertaken numerous initiatives to improve its business.  Management stabilized market share in third quarter of 2008 and improved it in fourth quarter of 2008.

•	Claim of “no response” to surgeon letter (slide 15):
Concerns raised by the surgeons were taken seriously and management and the Board of Directors have responded in several ways:

•
Instituted meetings and conference calls with surgeons across the country, providing a forum for exchanging ideas, updating progress on key initiatives and strengthening surgeon participation in driving the business forward.  Feedback from these discussions has been supportive.

•	Expanded the role of the Medical Advisory Board with surgeon members serving as advisors in areas of operations, human resources, finance, marketing and business model expansion.
•
Solicited surgeon input in development of new staffing models for vision centers in response to the drop in patient volumes, including holding market-by-market phone discussions with each surgeon, Regional Director and area Vice President.

•	Established a process for reviewing with one or more members of the Medical Advisory Board as appropriate potential termination of relationship with select surgeons before reaching a final decision.
•
Integrated surgeons into the vision center business model, increasing medical perspectives and support regarding clinical care, patient management and marketing initiatives. Expanded the membership and responsibilities of the Medical Advisory Board to include clinical, operational, human resources, marketing and customer service input; conducted monthly conference calls.

•
Provided 22 surgeons the opportunity to perform laser vision correction surgical procedures in nearby LasikPlus vision centers to enhance surgeon income, while providing positive patient experiences and continuity of care with the vision center staff.

•	Incorrect assertion that each 1% market share equals approximately $10 million of free cash flow (slide 19):
The $10 million amount is pretax number and assumes the total annual industry volume is about 1.0 million eyes.  MarketScope projects 740,000 procedures in 2009.  This $10 million amount does not account for taxes or the changes to the size of the market.  Assuming 740,000 procedures a 1% market share gain would result in approximately $4.4 million of free cash flow, not $10 million.

•	Assumption that LCA Vision full year 2009 procedure volume will exceed a 35% year-over-year decline (slide 29):
We expect first quarter of 2009 procedure volume to be down about 35% from the first quarter of 2008, and 51% from the first quarter of 2007.  The industry and LCA-Vision declined on a sliding scale during 2008.  Our performance in 2008 compared with 2007 was:

Q108 down 25%
Q208 down 38%
Q308 down 52%
Q408 down 51%

LCA-Vision essentially reached its plateau year-over-year percentage decline in June at about 51% below 2007 and has stayed at that level despite continued erosion in consumer confidence.  Even with no improvement from the current position, the 2009 decline would be less than 20%.

•	Incorrect 2009 Projected Cash Flow of ($50 million) (slide 29):
If procedure volume remains at 51% below 2007 for all of 2009, LCA-Vision will perform approximately 94,000 procedures and use about $10 million -$15 million of cash, rather than the $50 million asserted by the Joffe Group.  The Joffe Group failed to account for volume seasonality and the decline that occurred during 2008.

•	Overestimation of costs for Lifetime Vision Model (slide 34):
LCA-Vision has stated publicly that capital expenditures related to implementing the Lifetime Vision program will be minimal as we will contract with ambulatory surgery centers to use their equipment and surgery suites.  We have factored customary ambulatory surgery center fees into our preliminary calculations.

•	Error in $100 million of cash "lost" statement (slide 42):
LCA-Vision used $97 million of cash to repurchase stock in 2006 and 2007.  The stock buy-backs were accretive to earnings per share at the time and had the full support of Joffe Group members Alan Buckey, then Chief Financial Officer, and Craig Joffe during his tenure as interim CEO.

Thank you in advance for your consideration of the above comments.